EXHIBIT 99.1

Final Transcript

CCBN StreetEvents Conference Call Transcript

QMDC.OB - Q1 2004 QUADRAMED CORP Earnings Conference Call

Event Date/Time: May. 06. 2004 / 4:30PM ET Event Duration: 28 min

CORPORATE PARTICIPANTS Lawrence P. English QuadraMed - Chairman, CEO John Wright QuadraMed - CFO Mike Wilstead QuadraMed - President, COO

CONFERENCE CALL PARTICIPANTS Matthew Campbell Now (ph) Partners - Analyst

PRESENTATION

Operator

Good Afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s conference is being recorded and webcast, and replays will be available on the QUADRAMED WEB SITE WITHIN 24 HOURS. ALL PARTICIPANTS WILL BE IN A LISTEN-ONLY MODE UNTIL THE QUESTION-AND-ANSWER SESSION. INSTRUCTIONS ON HOW TO PARTICIPATE IN THE SESSION WILL BE GIVEN AT THE CONCLUSION OF THE PRESENTATION.

LET ME TAKE A MOMENT TO REFERENCE QUADRAMED’S SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT. THE PRESENTATIONS MADE DURING THIS CONFERENCE CALL CONTAIN FORWARD-LOOKING STATEMENTS BY QUADRAMED WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT ARE SUBJECT TO RISK AND UNCERTAINTIES. THE WORDS BELIEVE, EXPECT, ANTICIPATE, INTEND, PLAN, ESTIMATE, MAY, SHOULD, COULD AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH STATEMENTS. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE TO BE INTERPRETED ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

QUADRAMED UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT. QUADRAMED ADVISES INVESTORS THAT IT DISCUSSES RISK FACTORS AND UNCERTAINTIES THAT COULD CAUSE QUADRAMED’S ACTUAL RESULTS TO DIFFER FROM FORWARD-LOOKING STATEMENTS IN ITS PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

AT THIS TIME, I WOULD LIKE TO INTRODUCE LAWRENCE P. ENGLISH, QUADRAMED’S CHAIRMAN AND CHIEF EXECUTIVE OFFICER. MR. ENGLISH, PLEASE GO AHEAD.

Lawrence P. English - QuadraMed - Chairman, CEO

Thank you very much, operator, and good afternoon, ladies and gentlemen. Thank you for joining us.

Helping me on the call today describing our first-quarter results will be QuadraMed’s President and Chief Operating Officer, Mike Wilstead, and Executive Vice President and Chief Financial Officer, John Wright. Also with us in the QuadraMed boardroom today are several other corporate executives — Frank Pecaitis, our Senior Vice President of Client Development, Roger Ammons, our Corporate Controller, David Piazza, Vice President of Finance, Dean Souleles, our Chief Technology Officer, and Edythe Katz, our Corporate Counsel.

I’m going to start with my view of the quarter and John will review the financial statements in more detail. Mike will comment on our operating momentum. Then I will wrap up with some comments on our priorities for the balance of the year.

I am generally satisfied with the first quarter’s results. Revenue was about the same as the fourth quarter of 2003. This is a good result, given that the fourth quarter normally is our strongest and the first quarter our weakest. We were helped by strong background from prior-period sales and excellent performance by our installation and customer service teams. We also had a large hardware sale.

We made no new Affinity sales in the first quarter but as Mike will point out, that’s not unusual. We did have strong vertical sales — that is, the sales of additional modules into our Affinity client base.

The gross margin declined sequentially from the fourth quarter of 2003 as a result of product mix. That period had very little hardware revenue and as I mentioned, this quarter had a significant hardware sale.

G&A decreased sequentially by over $1 million as the extra spending associated with the restatement of lawsuits, the SEC investigation and the transition of our finance operation to Reston all began to wind down. We will, however, continue to carry some extra burden associated with these activities into the second quarter.

Sales and marketing and software development costs each increased slightly over Q4 2003, as expected. The operating loss and net loss increased sequentially as a result primarily of the lower gross margin.

Cash decreased by 2.2 million, but we generated 1.8 million from operations and 1.2 million from the exercise of stock options. We paid 4 million for Detente and had 1.1 million in Capital Expenditures.

Turning to non-quantitative results, we are obviously relieved to have the shareholder suit and the derivative suit resolved. As I’m sure you know, we also recently announced the resolution of the SEC investigation. With these matters behind us, we have a much better chance of having our stock relisted. More importantly, perhaps, we have removed a cloud that hung over our image in the marketplace, a cloud that our competitors were very quick to point out, and we’ve eliminated a time and energy-consuming distraction for management.

The Detente acquisition filled an important, strategic need in our product portfolio. We’ve made good progress in integrating the acquisition and we expect to have their lab product ready for beta by the third quarter of this year.

I’ll now turn the call over to John and Mike and then I will come back with some comments on the balance of the year. John.

John Wright - QuadraMed - CFO

Thank you, Larry. Good afternoon, everyone. As Larry said, we had a very good first quarter. Our revenues were $36.5 million, up some 25 percent from the first quarter of 2003 and about the same as the last quarter of 2003. Given that the fourth quarter is generally our strongest one, we’re pleased about staying flat on a sequential basis.

Looking at the components of revenue, which we have spelled out in a little more detail this quarter, you can see that, on a comparable quarter basis, our service revenue — that is our installation, maintenance and customer service revenue — is up about 11 percent, or $2 million, to $19.5 million. Our license revenues are up about 30 percent, or $2.9 million, to $12.5 million. And lastly, our hardware sales are up significantly to $4.5 million over the first quarter of 2003.

On a sequential quarterly basis, revenues were about flat. The license revenues were down by slightly over $4 million, while hardware revenues were up a little under 4 million. All in all, we’re satisfied with our revenues for the quarter.

Our margins on both a comparable and sequential-quarter basis moved around a little for the quarter as they generally do depending principally on the mix of revenues. Our service revenue margins were essentially unchanged for the first quarter of 2004 and the last quarter of 2003 at around 50 percent, which is what we generally expect. Our margins on software license revenue in the first quarter were down several points from the last quarter, from 83 percent to 76 percent, principally because of relatively fixed costs of revenues being applied to a decreased license revenue.

Looking at operating expenses, they totaled some $23.5 million for the quarter, down from about 24.5 million from the first quarter last year and about flat with the previous quarter. While the totals were roughly the same for each quarter, the components showed a bit more variability.

R&D spending, which we now refer to as software development expense in our financial statements, was up $1.5 million from a year ago to 6.8 million, as we continue to work on expanding our product offering to meet our customers’ expectations of us. We view this money as well spent. And was the case in all of 2002 and 2003, we have capitalized no amounts of our spending in this area.

On a sequential basis, software development expense was up 800,000 from the last quarter of 2003.

Sales and marketing expense was up slightly from the first quarter of last year and the preceding quarter. The biggest change in operating expense from a year ago and from last quarter was in General and Administrative expenses. The total spending for G&A was $9.2 million for the first quarter this year, as compared to 12.1 million last year and 10.4 million last quarter. We had expected G&A expenses to drop as it did, but it is still higher than we would like because we are still incurring what we view as unusual charges for certain items that we hope to put behind us soon.

In the first quarter, the biggest of these unusual items was severance costs and duplicate salary and related costs of over $1 million associated with the move of our finance and administrative offices from San Rafael to Reston, Virginia. This type of cost is pretty much behind us but not totally, as we will continue to consolidate our firm-wide resources in Reston.

We also incurred significant legal costs on the shareholder suit and the SEC matter — over $0.5 million — again, money we had to spend but hopefully will not have to in the future.

We also had the cost of the real estate in San Rafael that we’re focusing on, since we no longer need such a large facility there. We have a commitment of about $1 million a year through 2009 for that property that we need to take care of and hope to do so in the near future.

Before turning to the balance sheet, let me comment on the move to Reston. As many you know, Chuck Stahl, our former CFO, and I had been working together for many months on making the transition to Reston a smooth one. And thanks to the great efforts of Chuck and his people in San Rafael as well as our new team in Reston, we were successful. On April 1, the Reston office officially became the finance and administrative office of the Company and I became CFO. While we will continue to have a handful of finance people on the West Coast for a few more months, substantially all of the finance team is now under one roof, working together. We look forward to enjoying the benefits of having everyone together in one location and to putting those coast-to-coast flights and the associated costs and time commitment behind us.

Looking at our financial condition as of March 31, we closed the quarter with about 35 million in cash, down slightly from end of the calendar year. Most of our other balance sheet accounts is comparable to the December 31 balances, but let me touch on a few items. Goodwill was up about 3.7 million for the quarter as a result of the acquisition of Detente. Mike will talk more about this acquisition in a few moments.

Deferred revenue was up 3.4 million for the quarter, principally a result of annual maintenance billing, a significant amount of which occurs in the first quarter.

Our long-term debt is unchanged from the prior quarter-end, other than the accretion of interest expense as a result of the warrants. We are keenly aware that $12 million of our debt is due on May of 2005 and thus will become a current liability on our June 30, 2004 financial statements and we’re looking at our options to satisfy this debt, one of the options being the use of our cash to satisfy it. We will keep you posted on our efforts in this regard.

Total cash flow for the quarter was a little over 2 million negative. We were positive from operations by 1.8 million, positive from financing by 1.2 million but negative from investing by 5.1 million, principally as a result of the Detente acquisition.

I would like to quickly touch on one additional item before closing, and that is guidance. I want to reiterate the position we expressed a few months ago on forward-looking guidance. As we indicated to you as part of our year-end 2003 closing, we do not think it is in the best interest of QuadraMed to issue any type of guidance at this time. We’ve already indicated our reasons for this decision, but let me reiterate that we’ve taken this position not because we are unable to provide guidance but because we do not feel the rewards of doing so outweigh the risks. We do not intend to change our view or to discuss our position on this topic further in the foreseeable future.

Thank you. I’ll turn things over to Mike.

Mike Wilstead - QuadraMed - President, COO

Good afternoon. Thank you, John. As Larry and John have discussed, we had a good quarter, showing growth year-over-year for the same period with much of the revenue associated from that growth coming from our ability to deliver to our customers on our contractual commitments. Our implementation teams continue to set a standard of successful installations of our various software applications.

New contract sales were on or near target in the enterprise vertical, Quantum and government products. When we released Quantum coding, we had a large migration opportunity and most of our sales were backed into our current customer base. For the last two quarters now, approximately 20 percent of total Quantum sales are into our competitors’ accounts with the remaining sales related to us selling additional modules such as compliance, abstracting, record of disclosure-management into our customer base. Quantum is receiving tremendous acceptance with the suite of HIM solutions.

The government sector of our business continues to show year-over-year growth. We have penetrated deep into the Veterans Affairs hospital system and this relationship has earned us the trust of the system managers into the V.A. We currently have at least one software application installed in over 70 percent of the V.A. hospitals, which provides us a good working knowledge of their system and a platform to launch new solutions. We currently have projects in beta or test mode that we believe will provide new contract sales.

In the quarter, as mentioned, we do not close a new Affinity contract. However, I’ve mentioned we did have strong vertical sales of additional Affinity modules back into our customer base. Our diversified product offering allows us to continue to sell new product applications to our loyal customers.

Our new Affinity pipeline has many opportunities that we work on daily. However, as we have stated in the past, we cannot control the timing of when customers make their buying decisions. In addition, the impact of the Company’s challenges of delisting, possible liquidity crisis, no audited financial statements and the negative press in 2002 and 2003 cannot be minimized.

The purchasing of Health Information systems is a 12 to 24-month cycle that starts with an RFP and continues through demos, selections and contract negotiations. The fact that we were illuminated in late 2002 and most of 2003 from the RFP and selection process has had an impact on new sales today. However, we do have many opportunities in our pipeline. We have industry-recognized software applications and experienced healthcare professionals to meet our 2004 objectives and frankly, we’ve been here before and finished the year successfully.

Q1 of both 2002 and 2003, we did not sign a new Affinity contract, but by year-end in both years, we did meet our overall sales booking objectives. We have the same focus and energy this year that we’ve had in the past.

Turning to our pipeline, our total software pipeline for the fifth consecutive month has experienced growth. We continue to have success replenishing our new contract sales in the pipeline for both Quantum and government products. Our Affinity pipeline for new contract sales is stable but we have not had as many accounts move into higher closing probability as we had planned.

To build the pipeline and drive future sales, we’ve increased the number of Affinity salespeople over the fourth quarter of 2003. These reps are trained and now mining new accounts. We’ve also launched a marketing campaign aimed at hospitals with aged receivables. QuadraMed and our Affinity product line has been well validated by customers, third-party evaluators and industry experts as having one of the best revenue cycle management solutions in the industry. By combining Affinity with our web native Quantum solutions, we are well-positioned to assist these hospitals in collecting the monies due them in a rapid and accurate manner.

In addition, we’re very excited about our announcement on April 26 of the availability of our remote-hosted option for enterprise products, including Affinity and Quantum. Quantum remote option is designed to provide comprehensive revenue cycle and patient-safety IT solutions without upfront capital investment that prohibits some healthcare organizations from either implementing or upgrading to today’s technology. We will provide these solutions on a subscription basis.

Our product-delivery strategy has a partnership approach, where we have identified multiple partners that have world-class data centers that provide 24-by-7 network and operations management and full HIPAA certification. This will allow us to concentrate on what we do best, develop an implementation of application software while leveraging the proven capabilities of established hosting facilities.

Offering QuadraMed’s remote option allows us to grow market share and revenue by pursuing business in a growing market segment. Gartner and other industry analyst organizations forecast significant growth in application outsource spending over the next five years. We have identified over 450 hospitals today by location, contract duration, vendor and the software applications that they’re currently running in a remote-hosted environment. With this data, we’ve trained our sales team and we have launched a tactical plan to introduce these current users to QuadraMed’s solutions. We are very bullish on this opportunity and we will be aggressive with our strategy.

Now, I’d like to turn to development activities. In 2001, we announced an aggressive development plan to introduce to the market Web-native coding, abstracting and compliance products known as our Quantum suite but also to enhance our Affinity clinical applications, including CPOE. As you are aware, these new product launches have been successful and now I’m pleased to announce that we’ve initiated a multiyear co-development clinical improvement project with the Los Angeles County Department of Health services. Los Angeles County, with six hospitals and 400-plus clinics, over 4,000 inpatient beds and nearly 4 million outpatient encounters a year, is one of the largest public health systems in the United States and the largest user of the Affinity Healthcare Information system.

The scope of the co-development project is to establish an enterprise-wide data repository to collect clinical information from all care settings and make that information available to physicians and nurses using QuadraMed’s Affinity state-of-the-art Web-native enterprise workstation. The successful conclusion of the co-development project at one of the county’s busiest facilities is expected to lead to the rollout of enterprise clinical workstation, including computerized physician order entry throughout that system, and will give us a foundation of data repository for all of QuadraMed’s clinical applications to the market, industry-wide. This work is scheduled to be completed in phases over the next three years.

We’re also pleased with the development work occurring on our new lab system. As you are aware, back in February, we acquired Detente Systems in Sydney, Australia, a clinical applications company specializing in laboratory and radiology systems. This acquisition gave us the foundation to develop and market a robust and proven lab system. The development work was necessary in order to have the software ready for the U.S. market. The new development was scheduled to be completed in six months from the closing date in February. We are pleased to report that the project is on track and we have been successful positioning the Affinity lab system in our future selling efforts.

Our main focus with this acquisition was to fill the product gap we had with lab systems. Since closing, we have now successfully evaluated the radiology system that Detente and are pleased with the functionality and the number of satisfied customers currently using that product. We are now scoping a project to complete the necessary development work to market radiology also in the United States, which will open additional verticals and new business opportunities.

I recently visited Australia and was impressed with some market opportunities that could open to us with Detente’s installed base in Australia, New Zealand and the United Kingdom. Over the next few months, we will explore these opportunities and a potential strategy.

What I’ve discussed thus far has been very tactical. As many of you are aware, the healthcare IT market is strengthening and more and more emphasis is been placed on improving the delivery of healthcare through the use of solid IT solutions. In the March 2004 issue of Healthcare Financial Management, a study that was conducted by GE Financial Services and HFMA referenced data that was pulled over the period of one year. The results showed that 72 percent of hospitals surveyed said capital spending would increase over the next five years. They decided a breakdown of where the capital dollars would be spent by these facilities, and the top three categories were all IT-related. CPOE and a major replacement of a hospital’s current IT system filled two of the top three slots.

The political and regulatory environment has also put an emphasis on improving healthcare delivery using IT. In the past month, both CMS, the Center for Medicare and Medicaid Services, and the PITAC, the Presence Information Technology Advisory Committee, have released statements regarding quality reporting and the need for an electronic health record. President Bush, in a speech to the American Association of Community Colleges’ annual convention in Minneapolis, called the current paper-based U.S. medical records system antiquated and said medicine ought to be using modern technology in order to better share information, to reduce medical errors and reduce cost. He also initially called for the development of electronic medical records in his State of the Union address in January.

So, where do that leave us at QuadraMed? The market is getting stronger each day, the political environment is behind healthcare IT and we believe that QuadraMed is well positioned to take advantage of this opportunity. At QuadraMed, we’ve been successful in the past executing on our operational plans. For 2004, our plans are based on solid business principles with a clear tactical outline for success. We look forward to a good and solid year. Thank you.

Now, I’ll turn the call back to Larry.

Lawrence P. English - QuadraMed - Chairman, CEO

Thank you, gentlemen. Our priorities for the balance of the year are basically unchanged from those I articulated in February. We intend to continue to be disciplined and focused on the basics. To reiterate, they are taking care of our customers; customers are clearly our most important asset and as you can see, in many cases such as the Los Angeles County project that Mike described, they are our development partners. Second, rebuilding our pipeline and closing new sales; all of us are engaged in that activity. Third, delivering new products and improved technology; and finally, controlling expenses.

In addition to the basics, we’ve established a number of special priorities for 2004. Three of them have been accomplished. We settled the shareholder suit, we settled the derivative suit and we resolved the SEC enforcement matter.

Next, we will focus our efforts to get our stock listed on a national exchange. We have applied to AMEX and the Boston Exchange and we’ve initiated discussions with NASDAQ. These institutions can now assess our company without the overhang of the SEC investigation and since the enforcement is based on events that occurred five and six years ago and do not involve current management, we hope they will consider our application favorably.

We have an active M&A program. There are still gaps to fill in our product portfolio and as I have said before, we need to get bigger. We have a large amount of fixed overhead and the cost of being a public company has increased significantly. We need size in order to leverage these fixed costs.

Finally, we will look for opportunities to strengthen our balance sheet. As our operating results improve, so will our financing options.

With that, we will be happy to turn to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). MATTHEW CAMPBELL WITH KNOTT PARTNERS

Matthew Campbell - Knott Partners - Analyst

Hi, Good afternoon, gentlemen. Great quarter. I was just wondering if you could give us any sense of your CapEx spend for the rest of the year.

John Wright - QuadraMed - CFO

Matt, we’ve traditionally run round 3 million a year for capital items and while we don’t necessarily want to get in the guidance business all of a sudden, we don’t really see any great items that would make us go much above that.

Matthew Campbell - Knott Partners - Analyst

CapEx for Q1 was what?

John Wright - QuadraMed - CFO

1.1.

Matthew Campbell - Knott Partners - Analyst

Okay, great. You had said some of the expenses in Q1 would start to dissipate, going forward. Can you give us a little bit more color to the one-time costs, the legal and what have you? It was again — what — one million? Can you just go over that again with me and how much more do you think in the second quarter?

John Wright - QuadraMed - CFO

Matt, as you know, the San Rafael office closed March 31, so we had a lot of costs of people in San Rafael and the same type people here in Reston. Obviously, those types of costs will go away. That — bonuses stay bonuses associated with some of those people totaled a little over $1 million in the first quarter. Also, as I said, defending ourselves on the shareholders’ action and the SEC enforcement action costs us about $0.5 million this quarter.

Matthew Campbell - Knott Partners - Analyst

And those were one-time costs you don’t see occurring in Q2, or was there going to be some residue?

John Wright - QuadraMed – CFO

Well, I think that we said that there would be a little carryover but most of that is behind us.

Lawrence P. English - QuadraMed - Chairman, CEO

Well, the SEC matter, Matt, carried into the second quarter; it was settled in April and we still have some residual people in San Rafael and we are still carrying the rent in San Rafael. That runs at about $1 million a year; we need to do something about that when we vacate the building, but, so that’s another cost that we don’t really need.

Matthew Campbell - Knott Partners - Analyst

Okay, great. Thanks for going over that again.

Operator

(OPERATOR INSTRUCTIONS). WE HAVE NO FURTHER QUESTIONS. I’LL TURN THE CONFERENCE BACK OVER TO OUR SPEAKERS FOR ADDITIONAL OR CLOSING REMARKS.

Lawrence P. English - QuadraMed - Chairman, CEO

Ladies and gentlemen, thank you very much for your kind attention and your interest in QuadraMed. We look forward to talking with you again at the end of the second quarter.

Operator

That does conclude today’s conference. Thank you for your participation. You may now disconnect.

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